Exhibit 10.3

AMENDMENT NO. 2 TO
COMMON STOCK PURCHASE AGREEMENT

This Amendment No. 2 (the “Second Amendment”) to that certain Common Stock Purchase Agreement, dated October 11, 2007 and as amended by Amendment No. 1 thereto dated as of October 8, 2008 (as so amended, the “Agreement”), by and between Dendreon Corporation, a  Delaware corporation (the “Company”), and Azimuth Opportunity Ltd., an international business company incorporated under the laws of the British Virgin Islands (the “Investor”), is entered into as of February 9, 2009 (the “Second Amendment Date”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

Recitals

Whereas, Section 7.1 of the Agreement provides in part that, unless earlier terminated, the Agreement shall terminate automatically on the earliest of (i) the first day of the month next following the 18-month anniversary of the Effective Date (the “Investment Period”), (ii) the date that the aggregate dollar amount of Shares registered under the Registration Statement have been issued and sold and (iii) the date the Investor shall have purchased the Total Commitment of shares of Common Stock (subject in all cases to the Trading Market Limit);

Whereas, the Agreement remains in full force and effect;

Whereas, Section 9.3 of the Agreement provides that the Agreement may be amended by a written instrument signed by the Company and the Investor; and

Whereas, the Company and the Investor now desire to amend the Agreement as set forth herein.

Agreement

Now, Therefore, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in the Agreement and this Second Amendment, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment of Section 7.1.  Effective as of the Second Amendment Date, Section 7.1 of the Agreement shall be amended to replace the first sentence thereof with the following:

     “Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest of (i) the first day of the month next following the 36-month anniversary of the Effective Date (the “Investment Period”), (ii) the date that the aggregate dollar amount of Shares registered under the Registration Statement have been issued and sold and (iii) the date the Investor shall have purchased the Total Commitment of shares of Common Stock (subject in all cases to the Trading Market Limit).”

2. Continuing Effect of Agreement.  Except as expressly set forth in this Second Amendment, all other provisions of the Agreement remain in full force and effect.

3.           Governing Law.  This Second Amendment shall be governed by and construed in accordance with the internal procedure and substantive laws of the State of New York, without giving effect to the choice of law provisions of such state.

4.           Counterparts.  This Second Amendment may be executed in counterparts, all of which taken together shall constitute one and the same original and binding instrument and shall become effective when all counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

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In Witness Whereof, the parties hereto have caused this Amendment No. 2 to the Agreement to be executed and delivered as of the Second Amendment Date.

Company: Dendreon Corporation	Investor: AZIMUTH OPPORTUNITY LTD
/s/Gregory Schiffman	/s/ Diedre M. McCoy
Name: Gregory Schiffman	Name: Diedre M. McCoy
Title: Sr. Vice President, Finance, Chief Financial Officer and Treasurer	Title: Corporate Secretary